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                                                                     EXHIBIT 3.6
                                  PNV.NET, INC.

                            CERTIFICATE OF AMENDMENT
                    RELATING TO THE SERIES A PREFERRED STOCK
                       WITH A PAR VALUE OF $.01 PER SHARE
                                OF PNV.NET, INC.



                         Pursuant to Section 242 of the
                General Corporation Law of the State of Delaware


         PNV.net, Inc., a Delaware corporation (the "Corporation"), hereby certifies that pursuant to the authority contained in Article Fourth of the Corporation's Certificate of Incorporation, and in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the "DGCL"), the following resolution was duly adopted by the Board of Directors of the Corporation, amending a series of its Preferred Stock designated as Series A Preferred Stock:

         WHEREAS, the amendment of the designations herein certified has been duly adopted by the Corporation's Board of Directors and Holders of the Series A Preferred Stock in accordance with Section 242 of the DGCL;

         RESOLVED, that there is hereby created and the Corporation be, and it hereby is, authorized to issue 627,630 shares of a series of its Preferred Stock designated Series A Preferred Stock (the "Series A Stock") to have the powers, preferences and rights and the qualifications, limitations or restrictions thereof hereinafter set forth in this resolution:

         1. Preference. The preferences of each share of Series A Stock with respect to distributions of the Corporation's assets upon voluntary or involuntary liquidation, dissolution or winding-up of the Corporation shall be equal to the preferences of every other share of: (i) Series A Stock; (ii) Series B 7% Cumulative Convertible Preferred Stock of the Corporation (the "Series B Stock"); (iii) Series C 7% Cumulative Convertible Preferred Stock of the Corporation (the "Series C Stock"); and (iv) Series D 7% Cumulative Convertible Preferred Stock of the Corporation (the "Series D Stock") from time to time outstanding in every respect and prior in right to such preferences of all other equity Securities of the Corporation, whether now or hereafter authorized.

         2. Voting Rights. Upon the failure of the Corporation to redeem the Series A Stock in accordance with Section 5(a) hereof, except as otherwise expressly provided herein, in the Certificate of Incorporation or the By-laws of the Corporation or by law, the Holders of Series A Stock, by virtue of their ownership thereof, shall be entitled to one vote for each share of Series A Stock and shall be entitled to vote as a separate class only in respect of any merger, consolidation, sale of assets or creation of any class or series, other than Series B Stock, Series C




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Stock or Series D Stock, equal to or superior to the Series A Stock. The Holders of at least 66.6% of the shares of the then outstanding Series A Stock voting as a separate class shall be entitled to elect two members of the Board of Directors.

         3. Liquidation Rights. If the Corporation shall be voluntarily or involuntarily liquidated, dissolved or wound up, at any time when any Series A Stock shall be outstanding, each then outstanding share of Series A Stock shall entitle the Holder thereof to a preference against the Assets of the corporation available for distribution to the Holders of the Corporation's equity securities equal to the Series A Stock Value plus an amount equal to all unpaid dividends (including, without limitation, all accrued and unpaid interest thereon and the Deferred Dividends, calculated in accordance with Section 4(B) hereof) accrued on such share to the date of payment. If, upon any such liquidation, dissolution or winding-up of the Corporation, the assets of the Corporation, or proceeds thereof, distributed among the Holders of Series A Stock shall be insufficient to pay in full the aggregate preferential amounts on all of the then outstanding shares of the Series A Stock, then such assets, or the proceeds thereof, shall be distributed among such Holders equally and ratably in proportion to the full liquidation preferences to which each such Holder is entitled. After such payment shall have been made in full to the Holders of the outstanding Series A Stock, or funds necessary for such payment shall have been set aside in trust for the account of the Holders of Series A Stock so as to be, and continue to be, available therefor, the Holders of Series A Stock shall be entitled to no further participation in such distribution of assets of the Corporation.

         All of the preferential amounts to be paid to the Holders of Series A Stock as provided in this Section 3 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Assets of the Corporation to, the Holders of any other equity securities of the Corporation (other than the Series B Stock, Series C Stock and Series D Stock which shall rank pari passu with the Series A Stock), whether now or hereafter authorized, in connection with such liquidation, dissolution or winding up.

         4. Dividends.

         (a) Accrual of Dividends. Commencing with the first anniversary of the Initial Closing pursuant to and as defined in the Purchase Agreements, the Holders of Series A Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, cumulative dividends payable quarterly on March 15, June 15, September 15 and December 15 of each year (each of such date being a "Dividend Payment Date") in cash or in kind at a rate of 7% per annum, computed on the basis of the Series A Stock Value. Such dividends shall be Series A Stock with respect to each share of Series A Stock, from the later of the first anniversary of the Initial Closing pursuant to and as defined in the Purchase Agreements and the date of issuance of such share, and shall accrue until paid, whether or not earned, whether or not declared by the Board and whether or not there are funds legally available therefor on the date such dividends are payable. Dividends not declared and paid in cash or paid in kind on any Dividend Payment Date shall accrue dividends thereon at the rate of 7% per annum until such dividends are declared and paid in full in cash.


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         (b) Payment of Dividends. Dividends shall be payable at the
Corporation's option in cash or in kind to each Holder of Series A Stock in quarterly installments on March 31, June 30, September 30, and December 31, in each year commencing on March 31, 1996 (each a "Regular Dividend Payment Date"), as declared by the Board out of funds legally available therefor. Dividends paid in cash on the shares of Series A Stock (or Series B Stock, Series C Stock or Series D Stock which shall rank pari passu with the Series A Stock) in an amount less than the total amount of such dividends shall be allocated pro rata so that the total value of dividends paid on the Series A Stock, Series B Stock, Series C Stock and Series D Stock shall in all cases bear to each other the same ratio that the total value of accrued and unpaid dividends on the Series A Stock, Series B Stock, Series C Stock and Series D Stock bear to each other. The Board may fix a record date for the determination of a dividend or distribution declared thereon, which record date shall not be more than 30 days prior to the date fixed for the payment thereof.

         (c) Limitation on Certain Distributions. Without the written consent of the Holders of at least 66.6% of the then outstanding Series A Stock, the Corporation shall not declare or pay any cash dividend on, or redeem or repurchase or make any other cash distribution in respect of any other equity Securities of the Corporation, unless at the time of such declaration, payment or distribution the Corporation shall have paid all dividends on the Series A Stock accrued through the most recent Regular Dividend Payment Date preceding the date of such payment or distribution.

         5. Redemption.

         (a) Mandatory Redemption. On the date six (6) months immediately after the payment in full and satisfaction of all of the obligations of the Corporation to the lenders who provide financing to the Corporation in the aggregate principal amount of Seventy-five Million Dollars ($75,000,000.00) (referred to herein as the "Mandatory Redemption Date"), the Corporation shall redeem all the shares of Series A Stock originally issued hereunder (or such lesser amount as shall then be outstanding) at the "Redemption Price" per share defined in paragraph (e) below, payable in cash on the Mandatory Redemption Date.

         (b) Redemption Upon an Initial Public Offering. Upon the consummation of a Qualifying Offering (as defined below) (the date of such consummation being referred to herein as a "Qualifying Offering Redemption Date"), upon not less than ten (10) days prior written notice by the Corporation of the anticipated consummation of such offering, each share of Series A Stock shall be redeemed for cash at the Redemption Price. At all times on or prior to March 31, 2000, a "Qualifying Offering" means (i) the Corporation shall have consummated a firm commitment underwritten public offering of its Common Stock by a nationally recognized investment banking firm pursuant to an effective registration under the Securities Act covering the offering and sale of Common Stock which results in gross proceeds of at least $20,000,000 and (ii) the Common Stock is listed on either the Nasdaq Stock Market (National Market) ("Nasdaq"), the New York Stock Exchange or the American Stock Exchange. From and after April 1, 2000, a "Qualifying Offering" means (i) the Corporation shall have consummated a firm commitment underwritten public offering of its Common Stock by a nationally recognized investment banking firm pursuant to an effective registration under the Securities Act covering the offering and sale of Common Stock which results in gross proceeds of at least $20,000,000,


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(ii) the Common Stock is listed on either Nasdaq, the New York Stock Exchange or the American Stock Exchange, and (iii) the price at which the Common Stock is sold in such offering is at least equal to an amount which (x) is 200% of the Redemption Price (as adjusted for stock splits and other subdivisions and combinations of the Common Stock after the date of the Purchase Agreements) or
(y) would represent a compound annual rate of return of 35% based upon the original issuance price of the Series A Stock.

         (c) Redemption on Change of Control. Upon a "Change of Control" of the Corporation, each holder of the then outstanding shares of Series A Stock may elect to have the Corporation redeem all (but not less than all) outstanding shares of Series A Stock owned by such holder at the Redemption Price per share, payable in cash on any date within 100 days of the effective date of the Change of Control (such date being herein referred to as the "Change of Control Redemption Date"). The election shall be made by delivering written notice to the Corporation at least thirty (30) but no more than sixty (60) days prior to the Change of Control Redemption Date. The Corporation will then be required to redeem all the shares of Series A Stock owned by such holder on the Change of Control Redemption Date. For purposes of this Section, "Change of Control" means any one or more of the following events:

                  (i) The Corporation shall consolidate with or merge into any other person or any person shall consolidate with or merge into the Corporation (other than a consolidation or merger of the Corporation and a wholly-owned subsidiary of the Corporation in which all shares of the Corporation's Common Stock outstanding immediately prior to the effectiveness thereof are changed into or exchanged for the same consideration), in either event pursuant to a transaction in which any of the Corporation's common stock outstanding immediately prior to the effectiveness thereof is changed into or exchanged for cash, securities or other property; or

                  (ii) the Corporation shall directly or indirectly convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any person or "group" (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the "1934 Act") (other than to a wholly-owned subsidiary of the Corporation); or

                  (iii) there shall be a reorganization, share exchange, or reclassification, other than a change in par value, or from par value to no par value, or from no par value to par value; or

                  (iv) any person (other than the Corporation, any subsidiary of the Corporation or an Existing Investor, including a "group" (within the meaning of Section 13(d) and 14(D)(2) of the 1934 Act) that includes such person), shall purchase or otherwise acquire, directly or indirectly, beneficial ownership of securities of the Corporation and, as a result of such purchase or acquisition, such person (together with its associates and affiliates) shall directly or indirectly beneficially own in the aggregate (1) more than 50% of the Common Stock, or (2) securities representing more than 50% of the combined voting power of the


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Corporation's voting securities, in each case under subclause (1) or (2), outstanding on the date immediately prior to the date of such purchase or acquisition (or, if there be more than one, the last such purchase or acquisition).

         (d) Optional Redemption.

                  (i) Intentionally omitted.

                  (ii) Subject to the rights of the holders of the Series B Stock, the Series C Stock and the Series D Stock, the Corporation shall have the option of redeeming shares of Series A Stock at any time after the date of issuance of such Series A Stock at a redemption price per share equal to the Series A Stock Value plus an amount equal to all unpaid dividends (and interest thereon) accrued thereon to the date of redemption.

         (e) Redemption Price. The Redemption Price per share of Series A Stock shall equal $10.00 plus all accrued and unpaid dividends (and interest thereon) on such share of Series A Stock to the Mandatory Redemption Date, Qualifying Offering Redemption Date or Change of Control Redemption Date, as the case may be.

         (f) Procedure. The term "Redemption Date" as used in this paragraph (f) shall refer to whichever of the Mandatory Redemption Date, Qualifying Offering Redemption Date or Change of Control Redemption Date is applicable in a particular circumstance. On or prior to the Redemption Date, the Corporation shall deposit the Redemption Price of all outstanding shares of Series A Stock to be redeemed with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000 as a trust fund for the benefit of the holders of the shares of Series A Stock, with irrevocable instructions and authority to the bank or trust corporation to pay the Redemption Price for such shares to their respective holders on or after the Redemption Date upon receipt of the certificate or certificates of the shares of Series A Stock to be redeemed. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series A Stock as holders of Series A Stock (except the right to receive the Redemption Price upon surrender of their certificate or certificates) shall cease as to those shares of Series A Stock redeemed, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If on the Redemption Date the funds of the Corporation legally available for redemption of shares of Series A Stock redeemed, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If on the Redemption Date the funds of the Corporation legally available for redemption of shares of Series A Stock (or Series B Stock, Series C Stock or Series D Stock which shall rank pari passu with the Series A Stock) are insufficient to redeem the total number of shares of Series A Stock, Series B Stock, Series C Stock and Series D Stock to be redeemed on such date, the Corporation will use those funds which are legally available therefor to redeem the maximum possible number of shares of Series A Stock, Series B Stock, Series C Stock and Series D Stock ratably among the holders of such shares to be redeemed based upon the total amount payable by the Corporation pursuant to the redemption of the Series A Stock, Series B Stock, Series C Stock and Series D Stock if the Corporation had sufficient funds legally available therefor. Payments shall first be applied against accrued and unpaid dividends and thereafter


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against the remainder of the Redemption Price. The shares of Series A Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series A Stock such funds will immediately be used to redeem the balance of the shares of Series A Stock to be redeemed. No dividends or other distributions shall be declared or paid on, nor shall the Corporation redeem, purchase or acquire any shares of, the Common Stock or any other class or series of stock of the Corporation (other than the Series B Stock, Series C Stock and Series D Stock which shall rank pari passu with the Series A Stock) unless the Redemption Price of all shares elected to be redeemed shall have been paid in full. Until the Redemption Price for a share of Series A Stock elected to be redeemed shall have been paid in full, such shares of Series A Stock shall remain outstanding for all purposes and entitle the holder thereof to all the rights and privileges provided herein, including, without limitation, that dividends (and interest thereon) shall continue to accrue and, if unpaid prior to the date such shares are redeemed, shall be included as part of the Redemption Price as provided in paragraph (e) above.

         (g) Prohibition on Redemption. Notwithstanding any other term of this Certificate of Designation, the Corporation shall not redeem (or have any obligation to redeem) any shares of Series A Stock under any circumstances, whether upon a Qualifying Offering, Change of Control or otherwise, prior to the payment in full and satisfaction of all of the obligations of the Corporation to the lenders who provide financing to the Corporation in the aggregate principal amount of up to $75,000,000.00. If the Corporation shall not have paid in full or satisfied all of its obligations to such lenders on or before any Redemption Date, upon such payment and satisfaction the Corporation will immediately use any funds legally available therefor to redeem the shares of Series A Stock to be redeemed.

         6. Protective Provisions. So long as any shares of Series A Stock shall be outstanding, the Corporation shall not, without the approval by the vote or written consent of the Holders of at least 66.6% (or more if required by law) of the then outstanding shares of Series A Stock:

         (a) Amend, waive or repeal any provisions of, or add any provision to,
(i) this Certificate of Designation or (ii) any provision of the Corporation's Certificate of Incorporation or any other certificate of designation filed with the Secretary of State of Delaware by the Corporation with respect to its preferred stock;

         (b) Amend, waive or repeal any provisions of, or add any provision to, the Corporations By-Laws;

         (c) Authorize, create, issue or sell any shares of Equivalent Stock or Superior Stock (other than Series B Stock, Series C Stock and Series D Stock); except as authorized in this Certificate of Designation;

         (d) Issue any shares of Series A Stock other than pursuant to the Purchase Agreements or upon transfers of outstanding shares of Series A Stock;


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         (e) Enter into any agreement, indenture or other instrument which contains any provisions restricting the Corporation's obligation to pay dividends on or make redemptions of the Series A Stock in accordance with Sections 4 and 5 hereof;

         (f) Dissolve the Corporation.

         7. Definitions. As used in this Certificate of Designation, the following terms have the following meanings:

         "Affiliate" shall mean any entity controlling, controlled by or under common control with another entity. For the purposes of this definition, "control" shall have the meaning presently specified for that word in Rule 405 promulgated by the Securities and Exchange Commission under the Securities Act.

         "Assets" shall mean an interest in any kind of property or assets, whether real, personal or mixed, or tangible or intangible.

         "Board" shall mean the Board of Directors of the Corporation.

         "Common Stock" shall mean the Corporation's Common Stock, par value $.001 per share, and any stock into which such stock may hereafter be changed.

         "Equivalent Stock" shall mean any shares of any class or series of Stock of the Corporation having any preference or priority as to dividends or Assets on a parity with any such preference or priority of the Series A Stock and no preference or priority as to dividends or Assets superior to any such preference or priority of the Series A Stock and any instrument or Security convertible into or exchangeable for Equivalent Stock. Without limiting the generality of the foregoing, a dividend rate, mandatory or optional sinking fund payment amounts or schedules or optional redemption provisions, the existence of a conversion right or the existence of a liquidation preference of up to 100% of the original issue price plus unpaid accrued dividends plus a premium of up to the dividend rate or up to the percentage of the equity of the Corporation represented by such Stock, with respect to any class or series of Stock, differing from that of the Series A Stock, shall not prevent such class of Stock from being Equivalent Stock.

         "Existing Investors" shall mean Ian Williams, Nelgo Investments, Samuel Hashman, MPN Partners, Ltd., Park `N View General Partner, Inc. and the Investors (as defined in the Purchase Agreements).

         "Holders" shall mean the Persons who shall, from time to time, own of record, or beneficially, any Security. The term "Holder" shall mean one of the Holders.

         "Person" shall mean an individual, a corporation, a partnership, a trust, an unincorporated organization or a government organization or an agency or political subdivision thereof.


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         "Purchase Agreements" shall mean those certain purchase agreements, dated as of October 31, 1995, between the Corporation and each of the Investors, as defined therein, providing for the purchase and sale of Subordinated Notes, Series A Stock and Common Stock.

         "Securities" shall mean any debt or equity securities of the Corporation, whether now or hereafter authorized, and any instrument convertible into or exchangeable for Securities or a Security. The term "Security" shall mean one of the Securities.

         "Securities Act" shall mean the Securities Act of 1933, as amended prior to or after the date hereof, or any federal statutes or statutes which shall be enacted to take the place of such Act together with all rules and regulations promulgated thereunder.

         "Securities and Exchange Commission" shall mean the United States Securities and Exchange Commission or any successor to the functions of such agency.

         "Series A Stock Value" shall mean $10.00 per share of Series A Stock.

         "Stock" shall include any and all shares, interests or other equivalents (however designated) of, or participants in, corporate stock.

         "Subordinated Notes" shall mean the $1,000 subordinated promissory with an 8% coupon purchasable pursuer to the Purchase Agreements.

         "Superior Stock" shall mean any shares of any class or series of Stock of the Corporation having any preference or priority as to dividends or Asset superior to any such preference or priority of the Series A Stock and any instrument or security convertible into or exchangeable for Superior Stock.


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         IN WITNESS WHEREOF, PNV.net, Inc. has caused this Amended Certificate to be duly executed this 3rd day of November, 1999.

                                       PNV.NET, INC.



                                       By: /s/ Robert P. May
                                           ------------------------------------
                                               Name:  Robert P. May
                                               Title: Chief Executive Officer




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